Exhibit 21.1

LIST OF SUBSIDIARIES

The following is a list of subsidiaries of VIVUS, Inc.

1.Vivus Pharmaceuticals Limited (British Columbia), a wholly owned subsidiary of VIVUS, Inc.

2.VIVUS BV (Netherlands), a wholly owned subsidiary of VIVUS, Inc.